EXHIBIT 11.0




                               SAVILLE SYSTEMS PLC
                                FORM 10-Q REPORT
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1997


                    Calculation of Shares Used in Determining
                            Net Income Per Share (1)

(unaudited)
(in thousands, except per share data)

                                                Three months ended         Six months ended
                                               June 30      June 30      June 30      June 30
                                                 1997         1996         1997         1996


Net income                                       $5,441      $2,562       $9,843       $4,604

Weighted average share and share equivalents:
     Ordinary shares                             18,225      17,592       18,165       17,584
     Non-qualified share options                  1,341       1,300        1,256        1,204

                                                 19,566      18,892       19,421       18,788


Net Income per share (2)                          $0.28       $0.14        $0.51        $0.25




(1) This Exhibit should be read in connection with "Net Income per share" in Note 2 of the notes to the consolidated interim financial statements.

(2) The calculation of fully diluted earnings per share is not materially different from the primary earnings per share for the periods presented.